AMENDED AND RESTATED

BYLAWS

OF

ROSS STORES, INC.
A Delaware Corporation

As last amended November 16, 2011

TABLE OF CONTENTS

			Page
ARTICLE I STOCKHOLDERS			1

Section	1.	Annual Meeting	1
Section	2.	Special Meetings	1
Section	3.	Notice of Meetings	4
Section	4.	Quorum	4
Section	5.	Conduct of the Stockholders’ Meeting	5
Section	6.	Conduct of Business	5
Section	7.	Notice of Stockholder Business	5
Section	8.	Disclosure Requirements	7
Section	9.	Proxies and Voting	10
Section	10.	Stock List	11

ARTICLE II BOARD OF DIRECTORS			12

Section	1.	Number and Term of Office	12
Section	2.	Vacancies and Newly Created Directorships	12
Section	3.	Removal	12
Section	4.	Regular Meetings	13
Section	5.	Special Meetings	13
Section	6.	Quorum	13
Section	7.	Participation in Meetings by Conference Telephone	13
Section	8.	Conduct of Business	13
Section	9.	Powers	13
Section	10.	Compensation of Directors	14
Section	11.	Nomination of Director Candidates	14
Section	12.	Submission of Questionnaire, Representation and Agreement	16
Section	13.	Majority Approval Vote in Director Elections; Required Offer of
		Resignation	16

ARTICLE III COMMITTEES			18

Section	1.	Committees of the Board of Directors	18
Section	2.	Conduct of Business	18

ARTICLE IV OFFICERS			18

Section	1.	Generally	18
Section	2.	Chairman of the Board	19
Section	3.	Chief Executive Officer	19
Section	4.	Presidents	19
Section	5.	Chief Financial Officer	19
Section	6.	Secretary	19

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Section	7.	Delegation of Authority	20
Section	8.	Removal, Resignation and Vacancies	20
Section	9.	Compensation	20
Section	10.	Subordinate Officers	20
Section	11.	Action With Respect to Securities of Other Corporations	20

ARTICLE V STOCK			20

Section	1.	Certificates of Stock	20
Section	2.	Transfers of Stock	21
Section	3.	Record Date	21
Section	4.	Lost, Stolen or Destroyed Certificates	22
Section	5.	Record Owners	22
Section	6.	Regulations	22

ARTICLE VI NOTICES			22

Section	1.	Notices	22
Section	2.	Waivers	23

ARTICLE VII MISCELLANEOUS			23

Section	1.	Facsimile Signatures	23
Section	2.	Corporate Seal	23
Section	3.	Reliance Upon Books, Reports and Records	23
Section	4.	Fiscal Year	23
Section	5.	Time Periods	23
Section	6.	Resignations	23
Section	7.	Severability	24

ARTICLE VIII INDEMNIFICATION OF DIRECTORS AND OFFICERS			24

Section	1.	Right to Indemnification	24
Section	2.	Right of Claimant to Bring Suit	25
Section	3.	Non-Exclusivity of Rights	25
Section	4.	Indemnification Contracts	26
Section	5.	Insurance	26
Section	6.	Procedures for Indemnification	26
Section	7.	Effect of Amendment	26
Section	8.	Effect and Validity	26
Section	9.	Definitions	27

ARTICLE IX AMENDMENTS			28

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ROSS STORES, INC.

A DELAWARE CORPORATION

BYLAWS

ARTICLE I

STOCKHOLDERS

     Section 1. Annual Meeting. An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors shall each year fix, which date shall be within thirteen months subsequent to the later of the date of incorporation or the last annual meeting of stockholders.

     Section 2. Special Meetings. Special meetings of the stockholders, for any purpose or purposes prescribed in the notice of the meeting, may be called only (1) by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption) or (2) by the holders of not less than ten percent (10%) of all of the shares entitled to cast votes at the meeting, and shall be held at such place, on such date, and at such time as the Board of Directors shall fix. Business transacted at special meetings shall be confined to the purpose or purposes stated in the Corporation’s notice of the meeting or in any supplemental notice delivered by the Corporation in accordance with Article I, Section 3 of these Bylaws.

     In order for stockholders to call a special meeting (a “stockholder-called special meeting”), a written request to the Board of Directors to fix the place, date and time of a special meeting (a “special meeting request”) must be signed by the stockholders of the Corporation (or their duly authorized agents) holding ten percent (10%) of all of the shares entitled to cast votes at the meeting (the “requisite percent”) and must be received by the Secretary of the Corporation at the principal executive offices of the Corporation by registered mail, return receipt requested. The special meeting request shall (i) set forth the name and address, as they appear on the Corporation’s books, of each stockholder of the Corporation signing such request (or on whose behalf such request is signed) and the beneficial owners, if any, on whose behalf such request is made, (ii) comply with the requirements set forth in Article I, Section 7, Article I, Section 8, Article II, Section 11 and Article II, Section 12, as applicable, of these Bylaws, (iii) bear the date of signature of each such stockholder (or duly authorized agent) signing the special meeting request, (iv) state the purchase date of each share of stock beneficially owned and intended to be counted in determining whether the shares of the Corporation’s stock held by the stockholders making such special meeting request satisfy the requisite percent, (v) include documentary evidence that the stockholders signing the special meeting request own the requisite percent as of the date of such special meeting request, provided, however, that if such stockholders are not the beneficial owners of the shares representing the requisite percent, then to be valid, the special meeting request shall also include documentary evidence that the beneficial owners on whose behalf the special meeting request is made own the requisite percent as of the date of such special meeting request, (vi) provide a representation by each stockholder signing the special meeting request that (A) the stockholder, as of the date of such special meeting request, is, and through the date such stockholder-called special meeting is held, continuously will be, a holder of record of the number of shares of stock of the Corporation that is attributed to such stockholder in its special meeting request and such stockholder intends to appear in person or by proxy at the stockholder-called special meeting, and (B) the beneficial owner(s) on whose behalf the stockholder is making such special meeting request, if any, as of the date of such special meeting request, beneficially owns and, through the date such stockholder-called special meeting is held, continuously will beneficially own, the number of shares of stock of the Corporation that is attributed to such beneficial owner(s) in the stockholder’s special meeting request and such beneficial owner(s) intends to appear in person or by proxy at the stockholder-called special meeting, and (vi) include an agreement by each stockholder signing the special meeting request to notify the Corporation immediately in the case of any disposition before the date of the stockholder-called meeting of shares of stock of the Corporation owned of record or beneficially owned by such stockholder or beneficial owner, as applicable, and an acknowledgment that any such disposition shall be deemed a revocation of such special meeting request to the extent of such disposition, such that the number of shares disposed of shall not be included in determining whether the requisite percent has been reached.

     In addition, the stockholders signing a special meeting request, the beneficial owners, if any, on whose behalf the special meeting request is being made, and the proposed nominees, if any, shall promptly provide any other information reasonably requested by the Corporation. Each such stockholder, beneficial owner and proposed nominee, if any, shall further update and supplement the special meeting request received by the Corporation pursuant to this Article I, Section 2 so that the information, statements, representations and agreements provided or required to be provided in such special meeting request shall be complete, true and correct as of the record date for determining stockholders entitled to vote at such stockholder-called special meeting and as of the date that is ten (10) business days prior to the stockholder-called meeting or any adjournment or postponement thereof, and such update and supplement shall be received by the Secretary of the Corporation at the principal executive offices of the Corporation by registered mail, return receipt requested not later than five (5) business days after the record date for determining stockholders entitled to vote at the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof.

     In determining whether a special meeting of stockholders is being called by the record holders of shares representing in the aggregate at least the requisite percent, multiple special meeting requests received by the Secretary will be considered together only if each such special meeting request (x) identifies substantially the same purpose or purposes of the stockholder-called special meeting and substantially the same matter or matters proposed to be acted on at the stockholder-called special meeting (in each case as determined in good faith by the Board of Directors) and (y) has been dated and received by the Secretary within sixty (60) days of the earliest dated special meeting request. Any requesting stockholder may revoke its special meeting request at any time by written revocation received by the Secretary of the Corporation at the principal executive offices of the Corporation; provided, however, that if following such revocation (or any deemed revocation pursuant to clause (vi) above), the unrevoked valid special meeting requests represent in the aggregate less than the requisite percent, there shall be no requirement to hold a special meeting. The first date on which unrevoked valid special meeting requests constituting not less than the requisite percent shall have been received by the Corporation is referred to herein as the “request receipt date.”

     In the event of the receipt, in the manner provided in the previous paragraph, by the Corporation of the requisite special meeting request or requests and/or any related revocation or revocations, the Corporation may engage nationally recognized independent inspectors for the purpose of promptly performing a ministerial review of the validity of the requests and revocations. For the purpose of permitting the inspectors to perform such review, no special meeting shall be called until such date as the independent inspectors certify to the Corporation that the requests delivered to the Corporation in accordance with this Article I, Section 2 represent at least the minimum number of shares held for the minimum amount of time to call such a stockholder-called special meeting. Nothing contained in this paragraph shall in any way be construed to suggest or imply that the Corporation or any stockholder shall not be entitled to contest the validity of any request or revocation thereof, whether before or after such certification by the independent inspectors, or take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

     Business transacted at any stockholder-called special meeting shall be limited to the purpose(s) stated in the unrevoked valid special meeting request(s) signed by stockholders holding the requisite percent of the Corporation’s voting stock; provided, however, that nothing herein shall prohibit the Board of Directors from submitting matters to the stockholders at any stockholder-called special meeting.

     Except as otherwise provided by law, in the case of a stockholder-called special meeting, the Chairman of the meeting shall have the power and duty (i) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws, and (ii) if any proposed nomination or business was not made or proposed in compliance with these Bylaws or the stated business to be brought before the special meeting is a not a proper subject for stockholder action under applicable law, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding anything in this Article I, Section 2 to the contrary, a stockholder-called special meeting shall not be held if (i) the special meeting request does not comply with this Article I, Section 2; (ii) the special meeting request relates to an item of business that is not a proper subject for stockholder action under applicable law; (iii) the receipt request date is during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders and ending on the date of the next annual meeting; (iv) an annual or special meeting of stockholders that included a substantially similar item of business (“similar business”) (as determined in good faith by the Board of Directors) was held not more than ninety (90) days before the receipt request date; (v) the Board of Directors has called or calls for an annual or special meeting of stockholders to be held within ninety (90) days after the receipt request date, and the Board of Directors determines in good faith that the business to be conducted at such meeting includes similar business; or (vi) the special meeting request was made in a manner that involved a violation of the proxy rules of the Securities and Exchange Commission or other applicable law.

     Section 3. Notice of Meetings. Written notice of the place, date, and time of all meetings of the stockholders, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given, by the Corporation, not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the Delaware General Corporation Law or the Certificate of Incorporation of the Corporation).

     When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, date and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, written notice of the place, date, and time of the adjourned meeting shall be given in conformity herewith to each stockholder entitled to vote at the adjourned meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

     Except as otherwise required by law, any previously scheduled annual meeting of the stockholders, and any special meeting of the stockholders, may be postponed, rescheduled or cancelled, by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such meeting of stockholders.

     Section 4. Quorum. At any meeting of the stockholders, the holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law.

     If a quorum shall fail to attend any meeting, the Chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date, or time.

     The Chairman of the meeting may adjourn any annual or special meeting from time to time, whether or not there is a quorum.

     If a notice of any adjourned special meeting of stockholders is sent to all stockholders entitled to vote thereat, stating that it will be held with those present constituting a quorum, then except as otherwise required by law, those present at such adjourned meeting shall constitute a quorum, and all matters shall be determined by a majority of the votes cast at such meeting.

     The stockholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

     Section 5. Conduct of the Stockholders’ Meeting. At every meeting of the stockholders, the Chief Executive Officer of the Corporation, or, in his absence, the Chairman of the Board, if there is a person holding such position, or if not, the President designated by the Chief Executive Officer, or in the absence of such designation, any President, shall act as Chairman. The Secretary of the Corporation or a person designated by the Chairman shall act as Secretary of the meeting. Unless otherwise approved by the Chairman, attendance at the Stockholders’ Meeting is restricted to stockholders of record, persons authorized in accordance with Article I, Section 9 of these Bylaws to act by proxy, and officers of the Corporation.

     Section 6. Conduct of Business. The Chairman shall call the meeting to order, establish the agenda, and conduct the business of the meeting in accordance therewith or, at the Chairman’s discretion, it may be conducted otherwise in accordance with the wishes of the stockholders in attendance. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

     The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the Chairman of the meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such Chairman, are appropriate for the proper conduct of the meeting in an orderly manner, including, without limitation, rule on the precedence of, and procedure on, motions and other procedural matters, and exercise discretion with respect to such procedural matters with fairness and good faith toward all those entitled to take part. The Chairman may impose reasonable limits on the amount of time taken up at the meeting on discussion in general or on remarks by any one stockholder. Should any person in attendance become unruly or obstruct the meeting proceedings, the Chairman shall have the power to have such person removed from participation. Notwithstanding anything in the Bylaws to the contrary, no business shall be conducted at a stockholders’ meeting except in accordance with the procedures set forth in this Article I, Section 6 and in Article I, Section 7 and Article I, Section 8, below. The Chairman of a stockholders’ meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of this Article I, Section 6 and of Article I, Section 7 and Article I, Section 8, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

     Section 7. Notice of Stockholder Business. At an annual or special meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. For the avoidance of doubt, “business” as used in these Bylaws shall include nomination for election to the Board of Directors, unless otherwise specified.

     (A) Annual Meetings of Stockholders. To be properly brought before an annual meeting, business must be (a) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) properly requested to be brought before the annual meeting by a stockholder in accordance with these Bylaws. For business to be properly requested to be brought before an annual meeting by a stockholder, a stockholder must (i) be a stockholder of record at the time of giving of notice of such annual meeting by or at the direction of the Board of Directors and at the time of the annual meeting, (ii) be entitled to vote at such annual meeting and (iii) comply with the procedures set forth in these Bylaws as to such business.

     For business to be properly requested to be brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof and timely updates and supplements thereof, in writing to the Secretary of the Corporation and such business must otherwise be a proper matter for stockholder action.

     To be timely, a stockholder proposal to be presented at an annual meeting shall be received at the Corporation’s principal executive offices not less than a hundred and twenty (120) days in advance of the date that the Corporation’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days before or more than sixty (60) days after the date of the previous year’s meeting, notice by the stockholder to be timely must be received not earlier than the close of business on the hundred and twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than a hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall any adjournment or postponement of an annual meeting, or the public announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above.

     Notwithstanding anything in the immediately preceding paragraph to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased by the Board of Directors, and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least a hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Article I, Section 7 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

     In addition, to be considered timely, a stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be complete, true and correct as of the record date for determining stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for determining stockholders entitled to vote at the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof.

     (B) Special Meetings of Stockholders. To be properly brought before a special meeting, subject to Article II, Section 11, business must be (a) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or pursuant to an unrevoked valid special meeting request in accordance with Article I, Section 2, or (b) otherwise properly brought before the special meeting, by or at the direction of the Board of Directors.

     (C) General. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the Chairman of any annual or special meeting shall have the power to determine whether any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with these Bylaws and, if any proposed business is not in compliance with these Bylaws, to declare that no action shall be taken on such proposal and such proposal shall be disregarded.

     For purposes of these By-laws, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”).

     The annual meeting and special meeting procedures set forth in this Article I, Section 7(A) and (B) shall be the exclusive means for a stockholder to make business proposals (other Rule 14a-8 under the Exchange Act and included in the Corporation’s notice of meeting).

     Section 8. Disclosure Requirements. To be in proper form, a stockholder’s notice to the Secretary of the Corporation must include the following.

     As to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, a stockholder’s notice must set forth: (i) the name and address of such stockholder, as they appear on the Corporation’s books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert therewith, (ii) (A) the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially and of record by such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the stockholder of record, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any class or series of shares of the Corporation, (D) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such stockholder, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such stockholder with respect to any class or series of the shares of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Corporation (any of the foregoing, a “Short Interest”), (E) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (G) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household, (H) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by such stockholder, and (I) any direct or indirect interest of such stockholder in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), and (iii) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement and form or proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act.

     In addition, if the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, a stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, (b) any material interest of the stockholder and beneficial owner, if any, in such business, (c) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such proposal or business includes a proposal to amend the by-laws of the Corporation, the text of the proposed amendment), and (d) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder. Stockholder proposals shall be no more than five hundred (500) words in length.

     No proposal shall be put before the stockholders:

     (a) which is not a proper subject for action by stockholders under Delaware law;

     (b) which is obstructive, frivolous, dilatory or repugnant to good taste;

     (c) which contains any false or misleading statements;

     (d) which relates to the redress of a personal claim or grievance against the Corporation or any other person, or if it is designated to result in a benefit or interest that is not shared by the stockholders at large;

     (e) which relates to operations which account for less than five percent of the Corporation’s total assets at the end of its most recent fiscal year, and for less than five percent of its net earnings and gross sales for its most recent fiscal year, and is not otherwise significantly related to the Corporation’s business;

     (f) which deals with a matter beyond the Corporation’s power to effectuate;

     (g) which deals with a matter relating to conduct of the ordinary business operations of the Corporation;

     (h) which is counter to or substantially duplicative of a proposal to be submitted by the Corporation at the meeting;

     (i) if the proposal deals with substantially the same subject matter as a prior proposal submitted to stockholders in the Corporation’s proxy statement and a form of proxy related to any annual or special meeting of stockholders held within the preceding five calendar years, it may be omitted from the agenda of any meeting of stockholders held within three calendar years after the latest such submission, provided that:

     (i) if the proposal was submitted at only one meeting during such preceding period, it received less than five percent of the total number of votes cast in regard thereto; or

     (ii) if the proposal was submitted at only two meetings during such preceding period, it received at the time of its second submission less than eight percent of the total number of votes cast in regard thereto; or

     (iii) if the prior proposal was submitted at three or more meetings during such preceding period, it received at the time of its latest submission less than ten percent of the total number of votes cast in regard thereto.

     Notwithstanding the foregoing provisions of this Article I, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present proposed business (including nomination for election to the Board of Directors), such proposed business shall not be transacted and such nomination shall be disregarded, as the case may be, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this provision, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

     Notwithstanding the provisions of these Bylaws, a stockholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in these Bylaws; provided, however, that any references in these Bylaws to the Exchange Act are not intended to and shall not limit the separate and additional requirements set forth in these Bylaws with respect to nominations or proposals as to any other business (other than business properly brought under Rule 14a-8 under the Exchange Act). Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. Subject to Rule 14a-8 under the Exchange Act, nothing in these Bylaws shall be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Corporation’s proxy statement any business proposal.

     Section 9. Proxies and Voting. At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. No stockholder may authorize more than one proxy for his or her shares. Each stockholder shall have one vote for every share of stock entitled to vote which is registered in his or her name on the record date for determining stockholders entitled to vote at the meeting, except as otherwise provided herein or required by law. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile transmission or other reproduction shall be a complete reproduction of the entire original writing or transmission.

     All voting, but excepting for the election of directors and where otherwise required by law, may be by a voice vote; provided, however, that upon demand therefor by a stockholder entitled to vote or his or her proxy, a stock vote shall be taken. Every stock vote shall be taken by ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting. Every vote taken by ballots shall be counted by an inspector or inspectors appointed by the Chairman of the meeting, which inspector or inspectors may, but does not need to, include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives. The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election. The inspectors shall have the duties prescribed by law.

     All elections shall be determined by a plurality of the votes cast, and except as otherwise required by law or by an express provision of these Bylaws, all other matters shall be determined by a majority of the votes cast affirmatively or negatively; provided, however, that proposals relating to employee or director compensation or compensation plans may, in the discretion of the Board of Directors, require such greater affirmative vote as is specified in a resolution adopted by the Board of Directors.

     Section 10. Stock List. A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his or her name (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), shall be open to the examination of any such stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held.

     The stock list shall also be kept at the place of the meeting during the whole time thereof and shall be open to the examination of any such stockholder who is present. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

ARTICLE II

BOARD OF DIRECTORS

     Section 1. Number and Term of Office. The number of directors shall initially be nine and, thereafter, shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). Until the 2014 annual meeting of stockholders, the directors shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the 2014 annual meeting of stockholders, the term of office of the second class to expire at the 2012 annual meeting of stockholders and the term of office of the third class to expire at the 2013 annual meeting of stockholders. At each annual meeting of stockholders beginning in 2012, directors shall be elected to succeed those directors whose terms expire, for a one-year term of office, to expire at the next annual meeting of stockholders after their election. Beginning with the 2014 annual meeting of stockholders, the entire Board of Directors shall be subject to election at each annual meeting of stockholders, for a one-year term of office, to expire at the next annual meeting of stockholders after their election, and the Board of Directors will no longer be divided into classes. All directors shall hold office until the expiration of the term for which elected and until their successors are elected, except in the case of the death, resignation or removal of any director. Any nominee who stands for election as a director and who does not receive a majority approval vote (as defined in Section 13 below) shall promptly tender an offer of resignation in accordance with Section 13 below.

     Section 2. Vacancies and Newly Created Directorships. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, removal from office, disqualification or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders (or, prior to the 2014 annual meeting of stockholders, for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires). No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     Section 3. Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

     Section 4. Regular Meetings. Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

     Section 5. Special Meetings. Special meetings of the Board of Directors may be called by a majority of the directors then in office (rounded up to the nearest whole number) or by the Chief Executive Officer or the Chairman of the Board and shall be held at such place, on such date, and at such time as they or he or she shall fix. Notice of the place, date, and time of each such special meeting shall be given to each director by whom it is not waived by mailing written notice not fewer than five (5) days before the meeting or by telephone, electronic transmission, telexing, telecopying or personally delivering the same not fewer than twelve (12) hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

     Section 6. Quorum. At any meeting of the Board of Directors, a whole number of directors equal to at least a majority of the total number of authorized directors shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof. The directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.

     Section 7. Participation in Meetings by Conference Telephone. Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

     Section 8. Conduct of Business. At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board may from time to time determine, and, if a quorum is present, all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein or required by law. Action may be taken by the Board of Directors without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

     Section 9. Powers. The Board of Directors may, except as otherwise required by law, exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, including, without limiting the generality of the foregoing, the unqualified power:

     (a) To declare dividends from time to time in accordance with law;

     (b) To purchase or otherwise acquire any property, rights or privileges on such terms as it shall determine;

     (c) To authorize the creation, making and issuance, in such form as it may determine, of written obligations of every kind, negotiable or non-negotiable, secured or unsecured, and to do all things necessary in connection therewith;

     (d) To remove any officer of the Corporation with or without cause, and from time to time to devolve the powers and duties of any officer upon any other person for the time being;

     (e) To confer upon any officer of the Corporation the power to appoint, remove and suspend subordinate officers, employees and agents;

     (f) To adopt from time to time such stock, option, stock purchase, bonus or other compensation plans for directors, officers, employees and agents of the Corporation and its subsidiaries as it may determine;

     (g) To adopt from time to time such insurance, retirement, and other benefit plans for directors, officers, employees and agents of the Corporation and its subsidiaries as it may determine; and

     (h) To adopt from time to time regulations, not inconsistent with these Bylaws, for the management of the Corporation’s business and affairs.

     Section 10. Compensation of Directors. Directors, as such, may receive, pursuant to resolution of the Board of Directors, fixed fees and other compensation for their services as directors, including, without limitation, their services as members of committees of the Board of Directors.

     Section 11. Nomination of Director Candidates. Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, nominations for the election of Directors may be made by the Board of Directors or a committee appointed for that purpose by the Board of Directors or by any stockholder who (i) is a stockholder of record at the time of giving of notice of such meeting and at the time of the meeting, (ii) is entitled to vote at the meeting, and (iii) complies with the procedures set forth in these Bylaws as to such nomination. However, any stockholder entitled to vote in the election of Directors generally may nominate one or more persons for election as Directors at a meeting only if timely and proper notice of such stockholder’s intent to make such nomination or nominations (including the completed and signed questionnaire, representation and agreement required by Article II, Section 12 of these Bylaws), and timely updates and supplements thereof, have been given in writing to the Secretary of the Corporation in accordance with Article I, Section 7, Article I, Section 8 and Article II, Section 11 of these Bylaws.

     In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting of stockholders, or the public announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above.

     In addition, to be considered timely, a stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be complete, true and correct as of the record date for determining stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for determining stockholders entitled to vote at the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the meeting, any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof.

     In addition to the requirements set forth in Article I, Section 7 and Article I, Section 8 of these Bylaws, to be in proper form, each such notice shall set forth: (a) all information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; (b) the written consent of each nominee to be named in the proxy statement as a nominee and to serve as a director of the Corporation if so elected; (c) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the stockholder intending to make the nomination and the beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder intending to make the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant. In addition, each such notice shall also include completed and signed questionnaire, representation and agreement required by Article II, Section 12 of these Bylaws. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

     In the event that a person is validly designated as a nominee in accordance with this Article II, Section 11 and shall thereafter become unable or unwilling to stand for election to the Board of Directors, the Board of Directors may designate a substitute nominee upon delivery, not fewer than five (5) days prior to the date of the meeting for the election of such nominee, of a written notice to the Secretary setting forth such information regarding such substitute nominee as would have been required to be delivered to the Secretary pursuant to this Article II, Section 11 had such substitute nominee been initially proposed as a nominee. Such notice shall include a signed consent to serve as a Director of the Corporation, if elected, of each such substitute nominee.

     If the Chairman of a meeting where stockholders are to vote for the election of Directors determines that a nomination of any candidate for election as a Director at such meeting was not made in accordance with the applicable provisions of this Article II, Section 11, such nomination shall be void; provided, however, that nothing in this Article II, Section 11 shall be deemed to limit any voting rights upon the occurrence of dividend arrearages provided to holders of Preferred Stock pursuant to the Preferred Stock designation for any series of Preferred Stock.

     Section 12. Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under these Bylaws) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request), and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply, with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation publicly disclosed from time to time.

     Section 13. Majority Approval Vote in Director Elections; Required Offer of Resignation. Any incumbent director who was a nominee at a stockholder meeting and who did not receive a majority approval vote, shall tender to the Board of Directors his or her offer of resignation for consideration by the Board of Directors. Such offer of resignation shall be tendered within 14 days following the certification of the stockholder vote for the respective election of directors. For purposes of this Section, (i) “majority approval vote” means that the number of votes cast by stockholders “for” a nominee for director exceeds the sum of the number of votes cast “against” or to “withhold approval” for such nominee, in an election that is not contested, and (ii) an election is “not contested” if the number of nominees is not greater than the number of directors to be elected at the particular stockholder meeting.

     Within 60 days following certification of the stockholder vote, the Nominating and Corporate Governance Committee (or such other committee of the Board of Directors as is otherwise designated by the Board of Directors) shall recommend to the Board of Directors whether to accept or reject the resignation, or whether other action should be taken with respect to such offer of resignation, in regard to any incumbent directors who failed to receive a majority approval vote in an election that was not contested. In determining whether or not to recommend that the Board of Directors accept any offer of resignation, the reviewing committee shall be entitled to consider all factors believed relevant by such committee’s members, including such factors and guidelines, if any, as may be set forth in the Corporation’s Corporate Governance Guidelines or other relevant policies that are then in effect.

     The Board of Directors shall act on the recommendation of the Nominating and Corporate Governance Committee (or other committee) within 90 days following certification of the stockholder vote. In determining whether or not to accept any resignation offer, the Board of Directors shall consider the factors considered by the recommending committee, and any additional information and factors that the Board of Directors believes to be relevant. The Board of Directors shall, within five business days after reaching its decision, publicly disclose the decision, including, if applicable, the reasons for not accepting an offer of resignation.

     Any incumbent director who fails to receive the requisite majority approval vote in an election that is not contested will remain an active member of the Board of Directors during the period while their offer of resignation is under consideration. However, any director whose offer of resignation is under consideration for potential acceptance pursuant to this Section shall not participate in the Nominating and Corporate Governance Committee (or other committee) discussions and recommendation on that subject, or in the Board of Directors action regarding whether to accept such director’s offer of resignation. If every member of the Nominating and Corporate Governance Committee fails to receive a majority approval vote at the same stockholder meeting, the Board of Directors shall appoint a committee of independent directors who did receive a majority approval vote at that meeting to consider the resignation offers and make recommendations to the Board of Directors. If no independent directors are eligible to serve on such a review committee, then the Board of Directors shall act on the resignation offers in such manner as the Board of Directors determines to be appropriate.

     The Nominating and Corporate Governance Committee is authorized to adopt and establish such policies, guidelines, factors for consideration, and director qualification requirements as it determines to be appropriate in order to implement this Section, which may be included in the Corporate Governance Guidelines or elsewhere, and may include, if the committee so determines, the submission by all nominees of irrevocable, contingent resignations.

ARTICLE III

COMMITTEES

     Section 1. Committees of the Board of Directors. The Board of Directors, pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption), may from time to time designate committees of the Board, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. Any committee so designated may exercise the power and authority of the Board of Directors to declare a dividend, to authorize the issuance of stock or to adopt a certificate of ownership and merger pursuant to Section 253 of the Delaware General Corporation Law if the resolution which designates the committee or a supplemental resolution of the Board of Directors shall so provide. In the absence or disqualification of any member of any committee and any alternate member in his place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

     Section 2. Conduct of Business. Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all meetings; a majority of the authorized members shall constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of such committee. The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve, any committee. Nothing herein shall be deemed to prevent the Board from appointing one or more committees consisting in whole or in part of persons who are not directors of the Corporation; provided, however, that no such committee shall have or may exercise any authority of the Board.

ARTICLE IV

OFFICERS

     Section 1. Generally. The officers of the Corporation shall consist of a Chief Executive Officer, one or more Presidents, a Secretary, and a Chief Financial Officer and/or a Treasurer. At the discretion of the Board of Directors, the Corporation shall have a Chairman of the Board, one or more Assistant Treasurers, and one or more Assistant Secretaries. The Corporation may also have such other officers as the Board of Directors may appoint, and such other officers as the Chief Executive Officer may appoint in accordance with the provisions of Article IV, Section 11. The Board of Directors shall consider the election of officers at its first meeting after every annual meeting of stockholders. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any number of offices may be held by the same person.

     Section 2. Chairman of the Board. The Chairman of the Board, if there is a person holding that position, shall, if present, preside at all meetings of the Board of Directors, and exercise and perform such other powers and duties as may be from time to time assigned to him or her by the Board of Directors or prescribed by these Bylaws.

     Section 3. Chief Executive Officer. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board, if there is a person holding that position, the Chief Executive Officer of the Corporation shall, subject to the control of the Board of Directors, have general supervision, direction, and control of the business and the officers of the Corporation. He shall preside at all meetings of the stockholders and, in the absence of the Chairman of the Board, or if there be none, at all meetings of the Board of Directors. He or she shall have the general powers and duties of management usually vested in the office of chief executive officer of a Corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws.

     Section 4. Presidents. Each President shall have such powers and duties as may be delegated to him or her by the Board of Directors. One President shall be designated by the Board to perform the duties and exercise the powers of the Chief Executive Officer in the event of the Chief Executive Officer’s absence or disability.

     Section 5. Chief Financial Officer. The Chief Financial Officer shall keep and maintain or cause to be kept and maintained, adequate and correct books and records of account of the properties and business transactions of the Corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings, and shares. The books of account shall at all reasonable times be open to inspection by any director.

     The Chief Financial Officer shall deposit all monies and other valuables in the name and to the credit of the Corporation with such depositories as may be designated by the Board of Directors. He shall disburse all funds of the Corporation as may be ordered by the Board of Directors, shall render to the Chief Executive Officer and Directors, whenever they request it, an account of all of his transactions as Chief Financial Officer and of the financial condition of the Corporation, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or by these Bylaws.

     Section 6. Secretary. The Secretary shall keep, or cause to be kept, a book of minutes in written form of the proceedings of the Board of Directors, committees of the Board, and stockholders. Such minutes shall include all waivers of notice, consents to the holding of meetings, or approvals of the minutes of meetings executed pursuant to these Bylaws or the General Delaware Corporation Law. The Secretary shall keep, or cause to be kept at the principal executive office or at the office of the Corporation’s transfer agent or registrar, a record of its stockholders, giving the names and addresses of all stockholders and the number and class of shares held by each.

     The Secretary shall give or cause to be given, notice of all meetings of the stockholders and of the Board of Directors as required by these Bylaws or by law to be given, and shall keep the seal of the Corporation, if one be adopted, in safe custody, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or these Bylaws.

     Section 7. Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

     Section 8. Removal, Resignation and Vacancies. Any officer of the Corporation may be removed at any time, with or without cause, by the affirmative vote of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). Any officer appointed by the Chief Executive Officer may be removed by him with or without cause. Any officer may resign at any time, upon written notice to the Corporation, without prejudice of the rights, if any, of the Corporation under any contract to which such officer is a party. A newly created office and a vacancy in any office because of death, resignation, or removal may be filled by the Board of Directors. Any vacancy in an office appointed by the Chief Executive Officer because of death, resignation, or removal may be filled by the Chairman of the Board or the Chief Executive Officer.

     Section 9. Compensation. The compensation of the officers shall be fixed from time to time by the Board of Directors, and no officer shall be prevented from receiving such compensation by reason of the fact that he is also a director of the Corporation.

     Section 10. Subordinate Officers. The Chief Executive Officer may appoint such vice presidents and other subordinate officers as the business of the Corporation may require, each of whom shall have such duties and such tenure as the Chief Executive Officer decides. Officers appointed by the Chief Executive Officer under this Article IV, Section 10 shall not be considered corporate level or executive officers.

     Section 11. Action With Respect to Securities of Other Corporations. Unless otherwise directed by the Board of Directors, the Chief Executive Officer or any officer of the Corporation authorized by the Chief Executive Officer shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

ARTICLE V

STOCK

     Section 1. Certificates of Stock. The shares of stock of the Corporation shall be represented by certificates; provided, however, that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares; provided, further, that any such resolution shall not apply to shares of stock represented by a certificate until such certificate is surrendered to the Corporation. Each holder of stock of the Corporation that is represented by a certificate shall be entitled to a certificate signed by, or in the name of the Corporation by, the Chief Executive Officer or a President, and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, certifying the number of shares owned by him or her. Any of or all the signatures on the certificate may be facsimile.

     Section 2. Transfers of Stock. Stock of the Corporation shall be transferable in the manner prescribed by law, requirements established by the stock exchanges on which the Corporation’s stock is listed and in the Bylaws. Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Except where a certificate is issued in accordance with Article V, Section 4 of these Bylaws, an outstanding certificate for the number of shares involved shall be surrendered by the holder thereof in person or by such holder’s attorney duly authorized in writing, for cancellation before a new certificate is issued therefor, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require. Transfers of uncertificated shares of stock shall be made only upon receipt of proper transfer instructions from the registered holder of the shares or by such holder’s attorney duly authorized in writing, and upon compliance with appropriate procedures for transferring shares in uncertificated form. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

     Section 3. Record Date. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders, the Board of Directors may fix in advance a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than sixty (60) days nor less than ten (10) days preceding the date of such meeting of stockholders. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given. If the Board of Directors fails to provide proper notice of a meeting of stockholders but notice is waived, the record date for determining stockholders entitled to notice of and to vote at such meeting shall be at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

     In order that the Corporation may determine the stockholders entitled to receive payment of any dividend, or any other distribution or allotment of any rights, or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the business day on which the Board of Directors adopts the resolution relating thereto.

     Section 4. Lost, Stolen or Destroyed Certificates. In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

     Section 5. Record Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

     Section 6. Regulations. The issue, transfer, conversion and registration of certificates of stock (or uncertificated stock) shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE VI

NOTICES

     Section 1. Notices. Except as otherwise specifically provided herein or required by law, all notices required to be given to any stockholder, director, officer, employee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by prepaid telegram or mailgram. Any such notice shall be addressed to such stockholder, director, officer, employee or agent at his or her last known address as the same appears on the books of the Corporation. The time when such notice shall be deemed to be given shall be the time such notice is received by such stockholder, director, officer, employee or agent, or by any person accepting such notice on behalf of such person, if hand delivered, or dispatched, if delivered through the mails or by telegram or mailgram.

     Notwithstanding anything to the contrary set forth in these Bylaws, any notice to stockholders given by the Corporation hereunder shall be effective if given by a form of electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law (except to the extent prohibited by Section 232(e) of the Delaware General Corporation Law). Notice given by a form of electronic transmission in accordance with these Bylaws shall be deemed given at the times provided in the Delaware General Corporation Law. Such further notice shall be given as may be required by law.

     Section 2. Waivers. A written waiver of any notice, signed by a stockholder or director, officer, employee or agent entitled to notice, or a waiver by electronic transmission by such person, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such stockholder, director, officer, employee or agent. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE VII

MISCELLANEOUS

     Section 1. Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

     Section 2. Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

     Section 3. Reliance Upon Books, Reports and Records. Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

     Section 4. Fiscal Year. The fiscal year of the Corporation shall be as fixed by the Board of Directors.

     Section 5. Time Periods. In applying any provision of these Bylaws which require that an act be done or not done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

     Section 6. Resignations. Any director or any officer, whether elected or appointed, may resign at any time by giving written notice of such resignation to the Chairman of the Board, the Chief Executive Officer, or the Secretary, without prejudice to the rights, if any, of the Corporation under any contract to which such officer is a party. No formal action shall be required of the Board of Directors or the stockholders to make any such resignation effective immediately; provided, however, that a resignation may by its terms be made subject to delayed effectiveness or to a formal action to determine whether to accept the resignation, including in the case of any offer of resignation by a director in accordance with Article II, Sections 1 and 13 above.

     Section 7. Severability. If any provision or provisions of these Bylaws shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of these Bylaws (including, without limitation, each portion of any paragraph of these Bylaws containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of these Bylaws (including, without limitation, each such portion of any paragraph of these Bylaws containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE VIII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (“proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was, at any time during which this Bylaw is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or advancement of expenses pursuant hereto is sought or at the time any Proceeding relating thereto exists or is brought), a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation to the fullest extent authorized by Delaware Law, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, amounts paid or to be paid in settlement and amounts expended in seeking indemnification granted to such person under applicable law, these Bylaws or any agreement with the Corporation) incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Article VIII, Section 2, the Corporation shall indemnify any such person seeking indemnity in connection with an action, suit or proceeding (or part thereof) initiated by such person only if such action, suit or proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. All of the rights conferred in this Article VIII to indemnification, advancement of expenses and otherwise, shall be contract rights and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time. Such rights described in the preceding sentence shall vest at the commencement of such director’s or officer’s service to or at the request of the Corporation and (x) any amendment or modification of this Article VIII that in any way diminishes or adversely affects any such rights shall be prospective only and shall not in any way diminish or adversely affect any such rights with respect to any actual or alleged state of facts, occurrence, action or omission occurring prior to the time of such amendment or modification, or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission, and (y) all of such rights shall continue as to any such director or officer who has ceased to be a director or officer of the Corporation or ceased to serve at the Corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as described herein, and shall inure to the benefit of such director or officer’s heirs, executors and administrators. Notwithstanding any of the foregoing, if the Delaware General Corporation Law then so requires, the payment of such expenses incurred by a director or officer of the Corporation in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Section or otherwise.

     Section 2. Right of Claimant to Bring Suit. If a claim for indemnification or advancement of expenses under Article VIII, Section 1 is not paid in full by the Corporation within twenty (20) days (including with respect to the advancement of expenses) after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if such suit is not frivolous or brought in bad faith, the claimant shall be entitled to be paid also the expense of prosecuting such claim to the fullest extent permitted by law. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to this Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     Section 3. Non-Exclusivity of Rights. The rights conferred on any person in Article VIII, Section 1 and Article VIII, Section 2 shall not be exclusive of any other right which such persons may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

     Section 4. Indemnification Contracts. The Board of Directors is authorized to enter into a contract with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing for indemnification rights equivalent to or, if the Board of Directors so determines, greater than, those provided for in this Article VIII.

     Section 5. Insurance. The Corporation shall maintain insurance to the extent reasonably available, at its expense, to protect itself and any such director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     Section 6. Procedures for Indemnification. To obtain indemnification under this Article VIII, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this Article VIII, Section 6, a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (a) if requested by the claimant, by independent legal counsel (as hereinafter defined), or (b) if no request is made by the claimant for a determination by independent legal counsel, (i) by a majority vote of the Disinterested Directors, even though less than a quorum of the Board, (ii) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum of the Board, (iii) if there are no such Disinterested Directors or, if such Disinterested Directors so direct, by independent legal counsel in a written opinion to the Board, a copy of which shall be delivered to the claimant or (iv) if so directed by the Board, by the stockholders of the Corporation. In the event the determination of entitlement to indemnification is to be made by independent legal counsel at the request of the claimant, the independent legal counsel shall be selected by the Board of Directors unless there shall have occurred within two (2) years prior to the date of the commencement of the action, suit or proceeding for which indemnification is claimed a Change of Control (as hereinafter defined), in which case the independent legal counsel shall be selected by the claimant unless the claimant shall request that such selection be made by the Board of Directors. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten (10) days after such determination.

     Section 7. Effect of Amendment. Any amendment, repeal or modification of any provision of this Article VIII by the stockholders and the directors of the Corporation shall not adversely affect any right or protection of a director, officer, employee or agent of the Corporation hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

     Section 8. Effect and Validity. If a determination shall have been made pursuant to Article VIII, Section 6 that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to Article VIII, Section 2. The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to Article VIII, Section 2 that the procedures and presumptions of this Article VIII are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Article VIII.

     Section 9. Definitions. For purposes of this Article VIII:

     (a) “Change of Control” means (i) the acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (“Exchange Act” is defined in Article I, Section 8)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (i) the then outstanding shares of common stock of the Corporation (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Corporation, (ii) any acquisition by the Corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation or (iv) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (a)(iii) of this Article VIII, Section 9; or

     (i) Individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

     (ii) Consummation by the Corporation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation or the acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individual and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of the Corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the Board of Directors of the Corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

     (iii) Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

     (b) “Disinterested Director” means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

     (c) “independent legal counsel” means a law firm, a member of a law firm, or an independent practitioner that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under this Article VIII.

ARTICLE IX

AMENDMENTS

     The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board). The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation. In addition to any vote of the holders of any class or series of stock of this Corporation required by law or by these Bylaws, the affirmative vote of the holders of at least 66 2/3 percent of the combined voting power of the outstanding shares of stock of all classes and series of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provisions of the Bylaws of the Corporation.

CERTIFICATE OF SECRETARY

     I hereby certify:

     That I am the duly elected and acting Corporate Secretary of Ross Stores, Inc., a Delaware Corporation; and

     That attached hereto is a true and complete copy of the Bylaws of said corporation, comprising 28 pages, as amended and restated by the Board of Directors of the corporation on August 17, 2011, and as further amended by the Board of Directors of the corporation on November 16, 2011; such Bylaws have not been modified or rescinded and remain in full force and effect.

     IN WITNESS WHEREOF, I hereunder subscribed my name and affixed the seal of said Corporation this 16th day of November, 2011.

/s/M. LeHocky
Mark LeHocky
Corporate Secretary